EXHIBIT 10.3

CONSULTING AGREEMENT

BETWEEN

RAFAEL U.S.A., INC.

AND

DEFENSE SOLUTIONS LLC
("CONSULTANT")

TABLE OF CONTENTS

ANNEX A: Services to be performed

ANNEX B: Payments to Consultant

ANNEX C: Nondisclosure Agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made as of January 1, 2005 (the "Effective Date") between RAFAEL U.S.A., INC., a Delaware corporation ("Rafael U.S.A.") and Defense Solutions LLC ("Consultant").

RECITAL

Consultant represents that it has the knowledge, skill, resources and legal authority to perform the consulting services specified in the statement of work that is Annex A to this Agreement.

ARTICLE 1: APPOINTMENT AND TERM

1.1 Appointment. Rafael U.S.A. hereby retains Consultant to provide and Consultant agrees to provide the services for Rafael U.S.A. as specified in Annex A.

1.2 Term. The term of this Agreement shall be from January 1, 2005 to and including December 31, 2005 unless sooner terminated as provided in this Agreement. This Agreement may be extended by written agreement of the parties.

1.3 Recital and Annexes. The Recital of this Agreement and all Annexes hereto form an integral part of this Agreement.

ARTICLE 2: TERRITORY

2.1 Territory. The territory in which Consultant is engaged by this Agreement to render service to Rafael U.S.A. is the United States of America, and such other place or places as the parties may agree to in writing. Any such agreement shall be made an Annex to this Agreement.

ARTICLE 3: SCOPE OF WORK

3.1 Scope of work of Consultant. Consultant shall provide the services set forth in Annex A.

ARTICLE 4: REPORTS

4.1 Special reports. Consultant shall from time to time submit such reports on Consultant's activities on behalf of Rafael U.S.A. as Rafael U.S.A. requests.

4.2 Reporting of services performed. Each statement submitted by Consultant for compensation shall include a summary report of the services for which such compensation is owing.

ARTICLE 5: COMPLIANCE WITH LAW

5.1 Compliance with all applicable laws. Consultant will, in all conduct pertaining to this Agreement, comply with all applicable laws and regulations, and refrain from taking any action that would or might result in the imposition of any civil or criminal liability on Rafael U.S.A.

5.2 Prohibited payments. Consultant will not, in connection with the performance of any service pursuant to this Agreement, directly or indirectly pay, offer or give or promise to pay, offer, give or authorize the payment or gift of any portion of the compensation or reimbursements received from the Client hereunder or any other monies or other things of value to

(i) an official, employee or representative of any government;

(ii) an official, employee or representative of any purchaser and/or lessee or other user of Rafael U.S.A.'s products or services;

(iii) any candidate for political office;

(iv) any political party or party official;

(v) influence any act or decision of any of the above to perform or to fail to perform his, her or its official function, or

(vi) induce any of the persons specified above to use his, her, or its influence to affect or influence any act or decision of any government or customer;

(vii) to engage in any conduct in violation of the Foreign Corrupt Practices Act of the United States of America.

5.3 Certificate of compliance. Upon request from Rafael U.S.A. Consultant will execute a Certificate and provide other information as may be required by Rafael U.S.A. in order to comply with the International Traffic in Arms Regulations of the United States of America Department of State, the Foreign Corrupt Practices Act of 1977, and other applicable laws, regulations and orders.

5.4 Records retention and inspection. Consultant will maintain books, records, and accounts that adequately reflect the nature and recipient of every payment, expenditure or other disbursement made in connection with its services under this Agreement and will permit Rafael U.S.A. to inspect Consultant's books, records and accounts pertaining to this Agreement at any time for (3) years after the last payment by Rafael U.S.A. to the Consultant pursuant to this Agreement. Any

such inspection shall be permitted at the sole discretion of Rafael U.S.A. and shall be at the expense of Rafael U.S.A. at a time and place agreed upon by both parties. Consultant will make said books, records and accounts available for inspection within thirty (30) days after a request in writing is made by Rafael U.S.A. and received by the Consultant. Consultant will certify that the said books, records and accounts currently, accurately and completely reflect the above expenditures and disbursements. Rafael U.S.A. shall complete any inspection as expeditiously as possible and Consultant will provide to Rafael U.S.A. such supplementary information and explanations as are reasonably necessary to understand fully the material contained in the said books, records and accounts as they pertain to the Rafael U.S.A.

ARTICLE 6: COMPENSATION FOR SERVICES RENDERED AND REIMBURSEMENT FOR EXPENSES

6.1 Compensation for services rendered. Consultant shall be compensated for services rendered in accordance with the provisions of Annex B, Part One.

6.2 Reimbursement for expenses. Consultant shall be reimbursed for expenses in accordance with the provisions of Annex B, Part Two.

ARTICLE 7: CONFLICT OF INTEREST

7.1 Conflict prohibited. Consultant shall not, without Rafael U.S.A.'s prior written consent, perform service for any other person in a context in which the performing of such service would constitute a conflict of interest between Consultant and Rafael U.S.A.

ARTICLE 8: AIDING A COMPETITOR OF RAFAEL U.S.A.

8.1 During term of Agreement. During the term of this Agreement Consultant shall not engage in any conduct that would aid any person to compete with Rafael U.S.A.

ARTICLE 9: PUBLICITY

9.1 Details of this Agreement. Neither party shall, without the prior written consent of the other, disclose the details of this Agreement, except as required by law, and except as necessary to conduct normal business operations.

ARTICLE 10: NONEXISTENCE OF AGENCY RELATIONSHIP

10.1 No agency relationship. Neither party is the agent or employee of the other for any purpose, and neither party is authorized to make any commitment or enter into any agreement for the account of or on behalf of the other party.

ARTICLE 11: RAFAEL U.S.A. PROPRIETARY INFORMATION

11.1 Nondisclosure Agreement. Consultant shall execute the Nondisclosure Agreement which is Annex C to this Agreement and maintain the confidentiality of Proprietary Information obtained from Rafael U.S.A. in accordance with said Agreement.

ARTICLE 12: ASSIGNMENT

12.1 No assignment. Neither this Agreement nor any right or duty hereunder may be assigned or transferred by either party without prior written consent of the other party.

ARTICLE 13: NOTIFICATION

13.1 Methods for notification. Written notification by one party to the other party shall be effective upon: delivery in person; deposit in the mail; telegraphic or telefax dispatch to the principal place of business of said party. The current principal places of business of the parties are:

RAFAEL U.S.A, INC.
4455 Connecticut Avenue, N.W.
Suite B-400
Washington, DC 20008

Defense Solutions LLC
1725 I Street NW
Suite 300
Washington, DC 20006

ARTICLE 14: TERMINATION

14.1 Rights of termination. This Agreement may be terminated by either party at any time by giving thirty (30) days written notice thereof, specifying the effective date of such termination. If termination is by Rafael U.S.A., Consultant will terminate all work on the effective date as specified and deliver to Rafael U.S.A. the results of Consultant's performance to date of termination.

14.2 Consequences of termination. In the event of termination in accordance with this Article, Rafael U.S.A. shall compensate Consultant at the rate prescribed in this Agreement for the work performed and reimburse Consultant the expenses incurred through the effective date of termination specified in the Notice of Termination. Rafael U.S.A. will thereupon be released from further obligation to make payments under this Agreement, except as otherwise provided in Annex B.

ARTICLE 15: MISCELLANEOUS

15.1 No other Agreement. This Agreement, together with all Annexes, hereto:

(1) Constitutes the entire understanding between the parties concerning the subject hereof.

(2) Supersedes all written or oral understanding of the parties concerning the subject matter hereof.

(3) May be amended only by written instrument signed by both parties subsequent to the date hereof.

15.2 Choice of law. This Agreement shall be construed in accordance with the laws of the District of Columbia, without regard to its rules for choice of laws.

15.3 Indemnification. Consultant shall indemnify Rafael U.S.A. and hold Rafael U.S.A. harmless from all losses, including costs, fees, claims and damages incurred by Consultant or its agents in connection with this Agreement and all losses, including costs, fees, claims and damages incurred by other persons

resulting from the negligence or intentional misconduct of Consultant in connection with this Agreement.

15.4 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Washington, D.C. in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided however, that Rafael U.S.A. may, in its discretion, prosecute claims arising out of Annex C (the Nondisclosure Agreement) in the courts of the District of Columbia.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed, as of the date first above written, by their duly authorized representatives.

CONSULTANT	RAFAEL U.S.A., INC.
By: Timothy D. Ringgold	By: [signature]
Title: CEO	Title: President and CEO
Date: 20 January 2005	Date: 1/27/05

ANNEX A

SERVICES TO BE PERFORMED BY
Defense Solutions LLC ("CONSULTANT")

Advise Rafael U.S.A., Inc. in the following subject matters that are of interest to Rafael U.S.A:

- Remote Controlled Weapon Stations
- Active Protection

Consultant will support other activities as requested by RAFAEL USA provided however those are not in conflict with Consultant commitments to its current clients.

CONSULTANT

By: Timothy D. Ringgold
Timothy D. Ringgold

Title: CEO

Date: 20 January 2005

ANNEX B

PAYMENTS TO DEFENSE SOLUTIONS LLC ("CONSULTANT")

Consultant shall submit a monthly invoice to Rafael U.S.A., Inc. for fees and expenses due and payable thirty (30) days from the date of the invoice. Payments are to be made by check or money order payable in US currency and drawn on a US bank.

Part One: Compensation

Rafael U.S.A., Inc. agrees to pay Consultant in accordance with the following schedule:

1. Monthly rate. The mothly rate shall be $3,000.

Part Two: Expenses

Consultant is to be reimbursed for expenses incurred on behalf of Rafael U.S.A., Inc. Pre-authorization by Rafael U.S.A., Inc. shall be required for all travel expenses. The monthly retainer in sub-paragraph 1 above shall be assumed to cover all postage, telecommunications, couriers, duplication, and local transportation.

CONSULTANT

By: Timothy D. Ringgold

Title: CEO

Date: 20 January 2005

RAFAEL USA, Inc.

By:

Title: President and CEO

Date: 1/27/05

NONDISCLOSURE AGREEMENT

ANNEX C

1. PURPOSE

This Agreement sets forth the obligations of the Consultant and the rights of Rafael U.S.A. with respect to the use, handling, protection, and safeguarding of Proprietary Information.

2. DEFINITION

"Proprietary Information" refers to any information of a confidential or secret nature that relates to RAFAEL Armament Development Authority ("RADA"). Proprietary Information includes but is not limited to technical data, know-how, marketing strategies, customer lists and cost data, whether received directly from Rafael U.S.A. or from some other source.

3. LIMITATIONS ON USE AND DISCLOSURE OF PROPRIETARY INFORMATION

3.1 Proprietary Information shall not be used by the Consultant for any purpose other than carrying out the activities specified in Annex A to the Consulting Agreement between Consultant and Rafael U.S.A. (the "Consulting Agreement").

3.2 The Consultant shall not reveal, release or transfer Proprietary Information, directly or indirectly, to any third party (including the U.S. Government) without the prior written approval of Rafael U.S.A. or RADA.

3.3 The Consultant will allow access to Proprietary Information only to employees who have a "need to know" and to the extent necessary to perform their work in support of the activities detailed in Annex A to the Consulting Agreement.

4. REMEDIES

In the event the Consultant breaches or threatens to breach any of the terms of this Agreement, Rafael U.S.A. shall be entitled to a restraining order and injunction against further breach or threatened breach. Rafael U.S.A. shall also be entitled to (a) all other remedies available under law, including the recovery of incidental and consequential damages, and (b) the recovery of its costs, including attorneys' fees, in pursuing any such relief.

5. TERM AND TERMINATION

The Consultant's obligations under this Agreement shall be of perpetual duration, but shall relate only to Proprietary Information received by the Consultant prior to the end of the term of the Consulting Agreement.

6. RETURN OF PROPRIETARY INFORMATION

Within thirty (30) days of the termination or expiration of the Consulting Agreement, whichever shall occur first, the Consultant shall return all Proprietary Information of a physical nature (documents, models, computer disks, etc.).

7. NO LICENSE GRANTED

Except as expressly provided in this Agreement, Rafael U.S.A. is not granting any license or conveyance of any rights to the Consultant under any discoveries, inventions, patents, trade secrets, copyrights, or other form of intellectual property.

8. DISCLAIMER OF WARRANTY

With respect to Proprietary Information, Rafael U.S.A. makes no warranty, guarantee, or representation, either expressed or implied, as to such information's adequacy, accuracy, sufficiency, or freedom from defect of any kind, including freedom from any patent infringement that may result from use thereof. Rafael U.S.A. shall not be liable in damages, of whatever kind, as a result of the Consultant's use of, or reliance on, any information or data furnished hereunder.

9. ARTICLE HEADINGS

The heading of an article contained herein is used for convenience of reference and does not limit or expand the scope or intent of the article.

10. APPLICABLE LAW AND JURISDICTION

This Agreement shall be construed in accordance with the laws of the District of Columbia without regard to its choice of law rules. The Consultant consents to the personal jurisdiction of the courts of the District of Columbia.

11. ENTIRE UNDERSTANDING

This Agreement contains the entire understanding between the parties, superseding all prior communications, agreements, and understandings between the parties with respect to the terms of this Agreement. This Agreement shall apply in addition to any specific legends or statements associated with any particular information.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the day and year last written below.

CONSULTANT		RAFAEL U.S.A., INC.	
By	Timothy D. Ringgold	By	YBH
Name	Timothy Ringgold	Name	Yigal Ben-Hanan
Title	CEO	Title	President and CEO
Date	20 January 2005	Date	1/27/05